SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
[X] Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       PETROLEUM HEAT AND POWER CO., INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          Alan Shapiro, Esq., Phillips, Nizer, Benjamin, Krim & Ballon
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

  ------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111:

  ------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

  ------------------------------------------------------------------------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: _____________________________________________________

2) Form, Schedule or Registration Statement No.: _______________________________

3) Filing Party: _______________________________________________________________

4) Date Filed: _________________________________________________________________

     [LOGO]            PETROLEUM HEAT AND POWER CO., INC.

FUEL OIL o SINCE 1903    CLEARWATER HOUSE o 2187 ATLANTIC STREET

                            P.O. BOX 1457 o STAMFORD, CONNECTICUT 06904-1457 o
                            (203) 325-5400


                                                                  April 29, 1996

Dear Shareholder:

    You are invited to attend the 1996 Annual Meeting to be held at 10:00 a.m., DST, on May 29, 1996 at Chase Manhattan Bank, Conference Room C, 11th Floor, 270 Park Avenue, New York, New York.

    The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other matters properly brought before the meeting.

    Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                          Cordially,


                                       /s/Irik P. Sevin
                                          Irik P. Sevin
                                          Chairman of the Board

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                YOUR PROXY FORM


                               FUEL OIL o SINCE 1903
                            AFFILIATE OF THE PETRO GROUP

                       PETROLEUM HEAT AND POWER CO., INC.


                         NOTICE OF 1996 ANNUAL MEETING
                                OF SHAREHOLDERS

                ------------------------------------------------

                            10:00 a.m., May 29, 1996
                              Chase Manhattan Bank
                         Conference Room C, 11th Floor
                                270 Park Avenue
                               New York, New York

                ------------------------------------------------

                                                                  April 29, 1996

To the Shareholders:

    Petroleum Heat and Power Co., Inc.'s 1996 Annual Meeting of Shareholders will be held at Chase Manhattan Bank, Conference Room C, 11th Floor, 270 Park Avenue, New York, New York, on Wednesday, May 29, 1996, at 10:00 a.m., DST. Following a report on Petro's business operations, the Shareholders will act on the matters listed below:

        (a) Election of Directors for the ensuing year;

        (b) Approval of the appointment of Independent Auditors for 1996; and

        (c) Consideration of any other matter which may properly come before the meeting.

    Shareholders of record at the close of business on April 26, 1996 will be entitled to vote at the meeting and any adjournments.

                                          By Order of the Board of Directors


                                      /s/ Audrey L. Sevin

                                          Audrey L. Sevin
                                          Secretary

                                PROXY STATEMENT
                       PETROLEUM HEAT AND POWER CO., INC.

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Petroleum Heat and Power Co., Inc. for the 1996 Annual Meeting of Shareholders. This Proxy Statement and a proxy form are scheduled to be mailed to Shareholders beginning on April 29, 1996.

    You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

                             ELECTION OF DIRECTORS

    At the 1996 Annual Meeting, seven directors are to be elected to hold office until the 1997 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed below with brief biographies, are all now Petro directors. The Board is not aware of any reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    The Board of Directors of the Company recommends a vote for Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Audrey L. Sevin, Irik
P. Sevin and Wolfgang Traber to hold office until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless Shareholders specify in their proxy contrary choices.

INFORMATION RELATING TO NOMINEES FOR DIRECTORSHIPS

    PAUL BIDDELMAN, 50, has been a director of the Company since October 1994. Mr. Biddelman has been Treasurer of Hanseatic Corporation, a private investment firm, since April 1992. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1991, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Star Gas Corporation, a wholly-owned subsidiary of the Company, which is the general partner of Star Gas Partners, L.P., a publicly-traded limited partnership, Celadon Group, Inc., Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Premier Parks, Inc. and TLC Beatrice International Holdings, Inc.

    PHILLIP EAN COHEN, 48, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm.

    THOMAS J. EDELMAN, 45, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Edelman is the President and a Director of Snyder Oil Corporation, a Fort Worth, Texas-based independent oil company. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman

Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as the Chairman of Lomak Petroleum, Inc., and as a director of Star Gas Corporation, Wolverine Exploration Company and Command Petroleum Limited.

    RICHARD O'CONNELL, 49, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. O'Connell is a private investor.

    AUDREY L. SEVIN, 70, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas Corporation.

    IRIK P. SEVIN, 48, has been a director of Petro, Inc. since January 1979, of the Company since its organization in October 1983, and Chairman of the Board of the Company since January 1993. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas Corporation.

    WOLFGANG TRABER, 52, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation. Mr. Traber is a director of Star Gas Corporation, Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

    Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY
    The table below sets forth as of April 15, 1996 the number of shares beneficially owned by each director and each of the five most highly compensated executive officers of the Company, each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of capital stock, and all directors and officers as a group, and the respective percentage ownership of the outstanding Class A Common Stock and Class C Common Stock held by each such holder and group:

                                          NUMBER OF SHARES(1)        PERCENT OF TOTAL
                                        -----------------------     ------------------    PERCENT OF TOTAL
NAME                                     CLASS A       CLASS C      CLASS A    CLASS C    VOTING POWER(2)
- -------------------------------------   ---------     ---------     -------    -------    ----------------
Wolfgang Traber (3)..................   1,465,203(4)    606,472(5)    6.39      23.35(5)        15.40
Hubertus Langen (6)..................     710,221       606,472(5)    3.10      23.35(5)        13.85
Audrey L. Sevin (7)..................   1,893,573       477,716       8.26      18.39           13.64
Richard O'Connell (8)................   1,312,846       302,461       5.72      11.64            8.87
Irik P. Sevin (7)(9).................   1,129,292       245,831       4.87       9.31            7.34
Wellington Management Company (10)...   2,406,542        --          10.49       --              4.92
Barcel Corporation (11)..............     695,151       151,231       3.03       5.82            4.51
Thomas J. Edelman (7)................     593,049(12)   129,019       2.59       4.97            3.85
Phillip Ean Cohen (7)................     672,262       113,423       2.93       4.37            3.69
First Reserve Corporation (13).......   1,700,783        --           7.19       --              3.48
George Leibowitz (7)(14).............      25,000        --            (15)      --               (15)
Joseph P. Cavanaugh (7)(16)..........      25,860        --            (15)      --               (15)
Thomas M. Isola (7)(14)..............      10,000        --            (15)      --               (15)
Paul Biddelman (3)...................       2,386        --            (15)      --               (15)
All officers and directors as a group
  (16 persons) (17)..................   7,143,974     1,874,922      30.67%     70.97%          52.10%

- ------------
 (1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after April 15, 1996. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after April 15, 1996 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
 (2) Total voting power means the total voting power of all shares of Class A Common Stock and Class C Common Stock. This column reflects the percentage of total voting power represented by all shares of Class A Common Stock and Class C Common Stock held by the named persons.
 (3) The address of such person is 450 Park Avenue, New York, NY 10022.
 (4) Represents shares held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners, LLC, a Delaware limited liability company in which the sole managing member is Hanseatic Corporation. Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic Corporation.
 (5) Includes 597,434 shares of Class C Common Stock owned by Tortosa GmbH, as to which Messrs. Traber and Langen each hold shared voting and investment power.
 (6) The address of such person is Heinrich-Vogl-Strasse 17, 81479, Munich, Germany.
 (7) The address of such person is c/o the Company at P.O. Box 1457, Stamford, CT 06904.
 (8) The address of such person is 31 rue de Bellechasse, 75007, Paris, France. Excludes 30,000 shares of Class A Common Stock held by Cadmus, S.A., of which Mr. O'Connell is a director and a 33 1/3% shareholder, as to which shares Mr. O'Connell disclaims beneficial ownership.
 (9) Includes options to purchase 276,759 shares of Class A Common Stock and 44,190 shares of Class C Common Stock.
(10) The address of such person is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, in its capacity as investment adviser, may be deemed the beneficial owner of such shares on behalf of a number of its investment counseling clients.
(11) The address of such person is c/o Trust Dept., Lloyds Bank International, King & George Streets, Nassau, Bahamas.
(12) Includes 76,000 shares of Class A Common Stock owned by Mr. Edelman's wife and trusts for the benefit of his minor children.
(13) The address of such person is 475 Steamboat Road, Greenwich, CT 06830. First Reserve Corporation is the managing general partner of four limited partnerships, which beneficially own an aggregate of 968,310 shares of Class A Common Stock and options to purchase an additional 732,473 shares of Class A Common Stock.
(14) Represents options to purchase shares of Class A Common Stock.
(15) Indicates less than 1%.
(16) Includes options to purchase 25,000 shares of Class A Common Stock.
(17) Includes 2,503 shares of Class A Common Stock and options to purchase 12,000 shares of Class A Common Stock respectively held by two officers who are not among the five most highly compensated executive officers of the Company.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1995, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

    Based upon the Shareholders' Agreement (defined below), all or some of the beneficial owners listed above may be deemed a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    Messrs. Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Irik P. Sevin, Wolfgang Traber and Mrs. Audrey L. Sevin are directors of the Company, and Messrs. Irik P. Sevin, Joseph Cavanaugh, Tom Isola, George Leibowitz and Mrs. Audrey Sevin are officers of the Company.

SHAREHOLDERS' AGREEMENT

    Certain Shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") which provides that they will vote their shares to elect as directors of the Company up to five persons designated by a group consisting of Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain other Shareholders party to the agreement (the "Traber Group"). Each group may designate its directors by action of the holders of a majority of the Common Stock held by that group. The by-laws of the Company provide for the election of not less than six and not more than fifteen directors. The Board of Directors has fixed the number of directors at seven. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Paul Biddelman have been designated by the Sevin Group and Wolfgang Traber and Richard O'Connell have been designated by the Traber Group. All such obligations to vote for directors shall lapse if Irik P. Sevin and/or Audrey L. Sevin no longer own, directly or indirectly, and/or have sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

    The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the Nasdaq National Market, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that such provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect will automatically result in the conversion of such share into a share of Class A Common Stock.

    The Shareholders' Agreement (and the Company's Restated Articles of Incorporation) provides that certain actions may not be taken without the affirmative vote of a super-majority of 80% of the entire Board of Directors (irrespective of vacancies) including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year other than the sale of petroleum products in the ordinary course of business and those investments described in clause (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt, (viii) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy and (ix) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels. Action by Shareholders on matters involving the sale of all or substantially all the Company's assets, the Company's merger or consolidation (except the merger of a subsidiary into the Company), the liquidation or dissolution of the Company, or any amendment to the articles of incorporation does not require a super-majority vote of the directors; however, the parties to the Shareholders' Agreement have agreed to vote all of their Class C Common Stock against any proposal for such items unless approved by a vote of at least 85% of the Class C Common Stock.

MEETINGS AND COMPENSATION OF DIRECTORS

    During fiscal 1995, the Board of Directors met three times. All Directors attended each meeting, except that Phillip Ean Cohen and Max Warburg (who resigned in December 1996) did not attend the meeting held on April 10, 1995, Mr. Cohen did not attend the meeting held on August 14, 1995 and Mr. Cohen, Mr. Warburg and Richard O'Connell did not attend the meeting held on December 1, 1995. The Company pays each of its directors other than Irik P. Sevin an annual fee of $24,000. Directors are elected annually and serve until the next annual meeting of Shareholders or until their successors are elected and qualified. The Shareholders' Agreement governs matters relating to the nomination of and voting for directors by the Shareholders who are party thereto. Though the Company does not pay any other direct or indirect compensation to directors in their capacity as such, it has entered into certain transactions with persons who are directors, including Wolfgang Traber and Richard O'Connell, the members of the Compensation Committee, and entities controlled by them and Thomas Edelman. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected.

    Audit Committee. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting and control procedures, (v) review the Company's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

    The members of the Audit Committee are Phillip Ean Cohen, Richard O'Connell and Paul Biddelman. Members of the Audit Committee may not be employees of the Company. The Audit Committee held a meeting in January 1996, which Mr. O'Connell did not attend, and a meeting in March 1996.

    Compensation Committee. The duties of the Compensation Committee are (i) to determine the annual salary, bonus and other benefits, direct and indirect, of any and all named executive officers (as defined under Regulation S-K promulgated by the Securities and Exchange Commission), (ii) prepare an annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement in accordance with the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) to review and recommend to the full Board any and all matters related to benefit plans covering the foregoing officers and any other employees in the event such matters are appropriate for stockholder approval, and (iv) to administer the Company's 1994 Stock Option Plan as the Option Committee thereunder.

    The members of the Compensation Committee are Wolfgang Traber and Richard O'Connell. The Compensation Committee met in March 1996. Both members of the Compensation Committee were present at the meeting. See "Report of the Compensation Committee of the Board of Directors."

CERTAIN TRANSACTIONS

    Set forth below is information concerning certain transactions between the Company and its Chairman, President and Chief Executive Officer and its other directors and affiliates.

  Sevin Note

    In October 1986, Irik P. Sevin purchased 161,313 shares of Class A Common Stock and 40,328 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) of the Company for $1,280,000 (the fair market value of such shares established by the Pricing Committee pursuant to the Shareholders' Agreement). Mr. Sevin paid for such shares by issuing a note (the "Sevin Note") to the Company in the amount of the purchase price. Mr. Sevin has agreed not to sell or otherwise transfer to a third party any of such shares until the Sevin Note is paid in full. The Sevin Note was amended annually to defer the payment of interest and to increase the amount of principal by the amount of interest deferred each year. As of December 31, 1995, the principal amount due on the Sevin Note would have been $1,751,468. On December 21, 1995, Mr. Sevin agreed to pay the principal amount thereof in five equal annual installments of $328,012 together with interest at the LIBOR rate in effect for each month plus 0.75%. Payment may be made in cash or shares of Class A Common Stock valued at the greater of $6.3479 per share or the Current Market Price thereof (as defined). Mr. Sevin paid the first such installment on December 31, 1995 by delivering 59,078 shares to the Company for cancellation, thereby reducing the balance due under the Sevin Note to $1,312,046. In connection with the agreement to repay the Sevin Note, certain rights of Mr. Sevin to cause the Company to repurchase such shares at $6.3479 per share, and to grant him an option to purchase a like number of shares upon any such repurchase, were terminated.

  Truck Leases

    In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber and Audrey L. Sevin. These leases were on a month-to-month basis on arm's-length terms. Annual rents under these leases were approximately $125,000. In August 1995, such individuals agreed to cancel such leases and the Company purchased these trucks for an aggregate of $325,250, a price determined by independent appraisal.

  Real Estate Transactions

    On November 6, 1985, the Company sold its Westbury, New York facility to a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Wolfgang Traber, Richard O'Connell and two individuals who are shareholders of the Company, as limited partners, and two corporate general partners owned by Irik
P. Sevin and Audrey L. Sevin, respectively. The purchase price of $660,000 was the property's independently appraised fair market value, and was equal to the base price the Company paid for the property in June 1984. The partnership is leasing the facility to the Company pursuant to a net lease with a base rent of $75,000 plus taxes and subject to escalation, based upon an independent fair market rental evaluation. The lease expires on October 31, 2000.

    On November 4, 1985, the Company purchased its Astoria, Queens facility from Phillips Petroleum Company ("Phillips") for $1,500,000 pursuant to a public bidding process initiated by Phillips. On December 31, 1985, the Company sold this facility for the same price to a limited partnership consisting of Thomas
J. Edelman, Phillip Ean Cohen, Richard O'Connell, Wolfgang Traber and various other shareholders of the Company, as limited partners, and two corporate general partners owned by Irik P. Sevin and Audrey L. Sevin, respectively. Simultaneously with such purchase, the limited partnership leased the Astoria facility back to the Company on substantially the same terms and conditions as contained in the Company's previous lease with Phillips. The partnership leases the facility to the Company pursuant to a net lease which provides for a base rent of $250,000 plus taxes and subject to escalation, based upon an independent fair market rental evaluation. The lease expires on December 31, 2000.

  Acquisition of Star Gas and Related Transactions

    In December 1993, the Company acquired a 29.5% equity interest (42.8% voting interest) in Star Gas Corporation for $16.0 million in cash (the "Star Gas Investment"). Of such $16.0 million, $14.0 million was invested directly in Star Gas through the purchase of Series A 8% pay-in-kind Cumulative Convertible Preferred Stock of Star Gas, and $2.0 million was invested through Star Gas Holdings, Inc. ("Holdings"), by the purchase of preferred stock of Holdings. Certain other investors (including Holdings) invested a total of $49.0 million of additional equity in Star Gas, of which $11.0 million was in the form of cash and $38.0 million resulted from the conversion of long-term debt and preferred stock into common stock.

    At the time of the Star Gas Investment, all of the common stock of Holdings was owned by Hanseatic Corporation. Wolfgang Traber and Paul Biddelman, each a director of the Company, are Chairman of the Board and Treasurer of Hanseatic Corporation, respectively. Mr. Traber was also one of the two directors of Holdings from December 1993 until February 10, 1995. Certain other stockholders of the Company (including members of the Traber Group, but excluding members of the Sevin Group) held certain debentures of Holdings.

    The purpose of the Company's equity investment in Holdings was to provide Holdings with sufficient equity capital (for income tax purposes) to permit the remaining $9.0 million of Holdings' funds to be raised through the sale of convertible debentures. This facilitated Holdings' raising of such funds by providing the purchasers of such debentures, who were primarily foreign persons, with favorable treatment for Federal Income Tax purposes with respect to the interest payable thereon (i.e., no withholding of interest on the debentures as compared to withholding on preferred stock dividends).

    In connection with the Star Gas Investment, Star Gas granted the Company an option to purchase 500,000 shares of common stock of Star Gas (representing 10% of Star Gas' equity) for an aggregate purchase price of approximately $5.0 million. In addition, each of the other investors in Star Gas (including each such investor whose investment was held through Holdings) granted the Company an option to purchase such investor's interest in Star Gas (or, in the case of Holdings, to purchase such investor's interest in Holdings). The purchase price upon exercise of such options was calculated based upon specified multiples of Star Gas' EBITDA, subject to certain minimum prices, and were payable in cash or Class A Common Stock of the Company or, in the case of the Holdings investors, in cash, subordinated debt of the Company or, if the Company was not then permitted to issue such debt, preferred stock of the Company.

    In December 1994, the Company exercised such options and completed its acquisition of Star Gas by acquiring the outstanding voting securities (not including the equity owned by Holdings) by paying an aggregate additional consideration of approximately $25.9 million, consisting of $3.8 million in cash and 2.5 million shares of the Company's Class A Common Stock.

    In February 1995, the Company completed public offerings pursuant to which it issued $125 million in aggregate principal amount of its 12 1/4% Subordinated Debentures due 2005 and 2,875,000 shares of Class A Common Stock. The Company subsequently applied $98.6 million of the net proceeds of such offerings to purchase $65.4 million of long-term debt of Star Gas, all outstanding shares of preferred stock of Star Gas not previously owned by the Company (including the equity owned by Holdings) and 1,521,316 shares of the Company's Class A Common Stock which were issued to a third party in connection with the Star Gas Investment.

    Prior to its completion of the Star Gas Investment, the Company had managed the Star Gas business under a Management Services Agreement which provided for an annual cash fee of $500,000 and an annual bonus equal to 5% of the increase in Star Gas' EBITDA over the year ended September 30, 1993, payable in common stock of Star Gas pursuant to a formula set forth therein. Star Gas also reimbursed the Company for its expenses and the cost of certain Company personnel. For its fiscal year ended September 30, 1995, Star Gas paid Petro fees of $500,000 pursuant to the Management Services Agreement. The Management Services Agreement was terminated as of December 20, 1995 in connection with the closing of the initial public offering of Star Gas Partners, L.P.

  Initial Public Offering of Star Gas Partners, L.P. and Related Transactions

    In November 1995, Star Gas organized Star Gas Partners, L.P. a Delaware limited partnership ("Partnership"), and Star Gas and the Partnership together organized Star Gas Propane, L.P., a Delaware limited partnership ("Operating Partnership"). In December 1995, the Company transferred substantially all of its propane assets and liabilities to Star Gas, and Star Gas transferred ("Star Gas Conveyance") substantially all of its assets (including the propane assets transferred by the Company) in exchange for a general partnership interest in the Operating Partnership and the assumption by the Operating Partnership of substantially all of the liabilities of Star Gas. The total value of the assets conveyed to the Operating Partnership was $156.5 million. Concurrently with the Star Gas Conveyance, Star Gas issued approximately $85.0 million in First Mortgage Notes to certain institutional investors. In connection with the Star Gas Conveyance, the Operating Partnership assumed $91.5 million of Star Gas liabilities including the $85.0 million of First Mortgage Notes; however, Star Gas retained approximately $83.7 million in cash from the proceeds of the First Mortgage Notes. As a result of the foregoing transactions, Star Gas received a 46.5% equity interest in the Partnership and the Company received a $51.0 million cash distribution from the initial public offering of 2,875,000 common units of limited partner interest of the Partnership. In order for the Partnership to begin operations with $6.2 million of working capital, Star Gas and the Operating Partnership agreed that the amount of debt assumed by the Operating Partnership would be adjusted upward or downwards to the extent that the working capital of the Operating Partnership at closing was more or less than $6.2 million. At closing, the net working capital of the Operating Partnership was $9.2 million and as a result, $3.0 million was paid to the Company in January 1996.

    To enhance the Partnership's ability to pay a minimum quarterly distribution on its common units, Star Gas agreed, subject to certain limitations, to contribute up to $6.0 million in additional capital to the Partnership if, and to the extent that, the amount of available cash constituting operating surplus with respect to any quarter is less than the amount necessary to distribute the minimum quarterly distribution on all outstanding common units for such quarter. These funds are now restricted at the Star Gas level, but will be released to the Company as certain quarterly targets are achieved.

    The approximate $156.5 million of assets conveyed to the Operating Partnership constituted approximately 43.8% of the Company's consolidated assets and produced 16.5% of the Company's consolidated revenues as of and for the 12 months ended December 31, 1995.

    As a result, and from the date, of the above transaction, the Company's 46.5% investment in the Star Gas Partnership is accounted for following the equity method.

    The Partnership and Star Gas will have extensive ongoing relationships with the Company and its affiliates. Affiliates of Star Gas, including the Company, will perform certain administrative services for the Partnership on behalf of Star Gas. Such affiliates will not receive a fee for such services, but will be reimbursed for all direct and indirect expenses incurred in connection therewith.

    Paul Biddelman, Thomas Edelman, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber are directors of both the Company and of Star Gas.

  Indemnification Agreements with Directors

    In March 1996 the Company entered into Indemnification Agreements with each of its directors. The Agreements generally provide that the Company will indemnify the directors against certain liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company to the fullest extent permitted by applicable law. The Agreements contain provisions implementing the director's rights thereunder with respect to, among other things: (i) indemnification of expenses to a party who is wholly or partly successful; (ii) indemnification of expenses of a witness; (iii) advancement of expenses; (iv) procedure for determination of entitlement to indemnification;
(v) certain presumptions; (vi) remedies of an indemnitee; (vii) subrogation;
(viii) establishment of a trust and the funding thereof by the Company, upon the indemnitee's request, in the event of Change in Control or Potential Change in Control (as defined therein); and (ix) contribution in the event indemnification may be unavailable.

  Review of Transactions between the Company and its Affiliates

    The Company's Board of Directors reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company, which officers serve at the discretion of the Board of Directors:

    IRIK P. SEVIN, 48, has been a director of Petro, Inc. since January 1979, of the Company since its organization in October 1983, and Chairman of the Board of the Company since January 1993. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas Corporation, a wholly-owned subsidiary of the Company, that is the general partner of Star Gas Partners, L.P., a publicly-traded limited partnership. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    THOMAS M. ISOLA, 52, has been Chief Operating Officer of the Company since he joined the Company in August 1994 to fill that newly-created position. Prior to joining the Company and beginning in 1988, Mr. Isola served as President and Chief Executive Officer of three manufacturing converting companies owned by Butler Capital Corporation in New York. From 1972 to 1988, he was with Avery International, Inc. (now Avery-Dennison) in a variety of marketing and operations roles before becoming Vice President-General Manager of two Avery companies. Mr. Isola received B.A. and M.B.A. degrees from Stanford University in 1965 and 1968, respectively. He served as a 1st Lieutenant in the U.S. Army from 1969 to 1971.

    C. JUSTIN MCCARTHY, 51, has been Senior Vice President--Operations of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to his joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co., Inc. from 1973 to 1976. Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

    JOSEPH P. CAVANAUGH, 58, was Controller of Petro, Inc. from 1973 and of the Company since its organization until 1994. He was elected a Vice President of the Company in October 1983 and has been a Senior Vice President since January 1993. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

    AUDREY L. SEVIN, 70, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas Corporation. Mrs. Sevin is a graduate of New York University (B.S.).

    GEORGE LEIBOWITZ, 59, has been Senior Vice President of the Company since November 1, 1992. From 1985 to 1992, prior to joining the Company, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A. 1957) and the Wharton Graduate Division, University of Pennsylvania (M.B.A. 1958).

    ALEX SZABO, 42, has been Senior Vice President--Marketing and Sales since June 1994. From 1989 to 1994, prior to joining the Company, Mr. Szabo was Executive Vice President at Whittle Communications and President of Screenvision Cinema Network. From 1987 to 1989, Mr. Szabo was Executive Vice President--General Manager of Benckiser Consumer Products, Inc. Prior to 1987, Mr. Szabo held executive management positions at Ecolab, Colgate Palmolive and I.B.M. Mr. Szabo is a graduate of Brown University (B.A. 1975) and Columbia University (M.B.A. 1980).

    JAMES J. BOTTIGLIERI, 40, was Assistant Controller of the Company from 1985 to 1994 and was elected Vice President in December 1992. Mr. Bottiglieri was made Controller of the Company in 1994. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

    MATTHEW J. RYAN, 39, has been employed by the Company since 1987, has been Manager of Supply and Distribution of the Company since 1990 and was elected Vice President--Supply in December 1992. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

    ANGELO CATANIA, 46, has been employed by the Company since 1990, has held the positions of Regional Operations Manager and Co-Director of Acquisitions and was elected Vice President--Acquisitions in March 1996. From 1984 to 1990 he was Chief Financial Officer and Vice President--Operations of Acme Oil Co., Inc., a retail heating oil dealer. From 1974 to 1984, Mr. Catania was Corporate Controller and Assistant Secretary of Meenan Oil Co., Inc., a retail heating oil dealer. Mr. Catania is a graduate of St. Francis College (B.S. 1974) and St. Johns University (M.B.A. 1982).

    PETER B. TERENZIO, JR., 39, joined the Company in June 1995 as Vice President--Human Resources. Prior to joining the Company, Mr. Terenzio spent one year as the Vice President--Human Resources for Linens 'N Things and 11 years in various operational and human resources positions for Filene's Basement, an off-price retailer. Mr. Terenzio was Senior Vice President, Human Resources and Distribution for Filene's Basement from 1990 to 1994. Mr. Terenzio served four years as a United States Army Officer. Mr. Terenzio is a graduate of Lehigh University (B.A.).

    Audrey L. Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services during fiscal 1993, 1994 and 1995 to each of the Company's five most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                    ------------------------------------               AWARDS
                                                               OTHER         ---------------------------
         NAME AND                                              ANNUAL                        ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY     BONUS       COMPENSATION     OPTIONS        COMPENSATION
- ---------------------------  ----   --------   --------     ------------     -------        ------------

Irik P. Sevin..............  1995   $350,000   $443,000       $              100,000(2)(3)     $
  Chairman, President        1994    350,000    800,000(1)     152,000(1)
  Chief Executive Officer    1993    350,000    800,000

Thomas Isola...............  1995    285,000    123,000         25,452(4)     50,000(3)
  Chief Operating Officer    1994    104,000     59,000         17,451(4)

Justin McCarthy............  1995    225,000     26,000                                        13,391(5)
  Senior Vice President      1994    200,000    125,000                                        13,391(5)
  Operations                 1993    200,000    112,000                                        13,035(5)

Joseph P. Cavanaugh........  1995    226,000     10,000                                        13,391(5)
  Senior Vice President      1994    226,000     15,000                                        13,391(5)
  Compliance and             1993    211,000      5,000                                        13,035(5)
  Administration

George Leibowitz...........  1995    225,000     25,000                       25,000(3)
  Senior Vice President      1994    225,000
  Finance and Corporate      1993    200,000
  Development

- ------------

(1) Mr. Sevin was entitled to a $952,000 bonus for 1994 pursuant to the Senior Executive Compensation Plan. Mr. Sevin elected to receive $800,000 in cash and, in lieu of the additional $152,000 cash compensation due him, to have the Company pay a premium of $81,000 for an insurance policy to be owned by a trust for the benefit of certain beneficiaries designated by Mr. Sevin, and to reimburse him for approximately $71,000 in related tax liability.

(2) The options were issued in April 1994 as part of bonus compensation awarded for 1993.

(3) The options are exercisable to purchase shares of Class A Common Stock of the Company.

(4) Amounts represent reimbursements by the Company for moving expenses incurred by Mr. Isola in connection with his relocation to Stamford, Connecticut at the Company's request.

(5) Other compensation consists of amounts paid in lieu of contributions under the Company's 401(k) plan in which such persons do not participate.

    The following table presents the value of unexercised options held by the named executives at December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                               NUMBER OF UNEXERCISED                 VALUE OF
                                           OPTIONS AT DECEMBER 31, 1995      IN THE MONEY OPTIONS AT
NAME                                      EXERCISABLE(E)/UNEXERCISABLE(U)      DECEMBER 31, 1995(1)
- ---------------------------------------   -------------------------------    ------------------------
Irik P. Sevin(2)
  Class A..............................        300,759(E)/209,518(U)         $436,655(E)/$843,310(U)
  Class C..............................         50,190(E)/52,379(U)           $52,380(E)/$104,758(U)

George Leibowitz
  Class A..............................         25,000(E)/25,000(U)

Thomas Isola
  Class A..............................         10,000(E)/40,000(U)            $6,250(E)/$25,000(U)

- ------------

(1) Values are calculated by deducting the exercise price from the fair market value of the stock as of December 31, 1995.

(2) Includes options for 24,000 shares of Class A Common Stock and options for 6,000 shares of Class C Common Stock which expired unexercised in January 1996.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The Company granted no options during 1995 to the named executive officers.

Pension Plans

    The Company maintains various retirement plans for substantially all non-union employees. The executive officers of the Company are eligible to participate in a qualified benefit pension plan (the "Pension Plan") which the Company maintains for its non-union employees.

    The Pension Plan covers non-union employees who complete one year of service. The Pension Plan generally provides to each participant who retires at age 65 an annual benefit equal to 1.25% of the participant's average annual compensation (defined as the average of such participant's highest five consecutive years earnings out of the prior 10 years before retirement) multiplied by the number of such participant's benefit years of service. A participant who has attained age 55 and has completed five years of service may retire early and receive an actuarial reduced benefit.

    For the purposes of the Pension Plan, the following are the benefit years of service through December 31, 1995 and the covered compensation for the calendar year ended December 31, 1995 for each individual named in the preceding compensation table:

                                                          BENEFIT     COVERED
    NAME                                                   YEARS    COMPENSATION
- -------------------------------------------------------   -------   -----------
Irik P. Sevin..........................................      17       $150,000
Thomas Isola...........................................       1        150,000
C. Justin McCarthy.....................................      17        150,000
Joseph P. Cavanaugh....................................      26        150,000
George Leibowitz.......................................       3        150,000

    The following table shows estimated annual benefits which are not offset by Social Security or any other reductions, payable in the form of a straight life annuity under the Pension Plan to participants in the specified covered compensation and benefit years of service classifications who retire having reached their normal retirement dates.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                         -------------------------------------------------------------------------
 REMUNERATION               10           15           20           25           30           35
- ----------------------   --------     --------     --------     --------     --------     --------
$ 100,000.............   $ 12,500     $ 18,750     $ 25,000     $ 31,250     $ 37,500     $ 43,750
 200,000*.............     25,000       37,500       50,000       62,500       75,000       87,500
 300,000*.............     37,500       56,250       75,000       93,750      112,500      131,250**
 400,000*.............     50,000       75,000      100,000      125,000**    150,000**    175,000**
 500,000*.............     62,500       93,750      125,000**    156,250**    187,500**    218,750**
 600,000*.............     75,000      112,500      150,000**    187,500**    225,000**    262,500**
 700,000*.............     87,500      131,250**    175,000**    218,750**    262,500**    306,250**
 800,000*.............    100,000      150,000**    200,000**    250,000**    300,000**    350,000**
 900,000*.............    112,500      168,750**    225,000**    281,250**    337,500**    393,750**
 1,000,000*...........    125,000**    187,500**    250,000**    312,500**    375,000**    437,500**
 1,100,000*...........    137,500**    206,250**    275,000**    343,750**    412,500**    481,250**
 1,200,000*...........    150,000**    225,000**    300,000**    375,000**    450,000**    525,000**
 1,300,000*...........    162,500**    243,750**    325,000**    406,250**    487,500**    568,750**
 1,400,000*...........    175,000**    262,500**    350,000**    437,500**    525,000**    612,500**
 1,500,000*...........    187,500**    281,250**    375,000**    468,750**    562,500**    656,250**

- ------------

 * Exceeds Maximum Covered Compensation considered under the Plan of $150,000.

** Exceeds Maximum Benefit Payable under the Plan of $120,000.

    The Company has adopted a non-qualified supplemental retirement plan which benefits 17 employees and retirees, including Irik P. Sevin, C. Justin McCarthy, Joseph P. Cavanaugh, George Leibowitz and Tom Isola. Under the Pension Plan, the projected normal retirement pension benefits of Messrs. Sevin, McCarthy, Cavanaugh, Leibowitz and Isola are $5,287, $4,766, $5,104, $1,432 and $2,201 per month, respectively. Under the supplemental retirement plan, Mr. Sevin's normal retirement benefit would be increased by $4,102 per month, Mr. Cavanaugh's normal retirement benefit would be increased by $4,896 per month, Mr. McCarthy's normal retirement benefit would be increased by $4,161 per month, Mr. Leibowitz's normal retirement benefit would be increased by $962 per month, and Mr. Isola's normal retirement benefit would be increased by $1,923 per month.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee is composed of two directors who are not executive officers of the Company. Effective March 1996, the authority of the Compensation Committee was expanded to include the determination of compensation for all executive officers named in the "Summary Compensation Table" above, in addition to its prior authority regarding the Chief Executive Officer, and to administer the Company's 1994 Stock Option Plan (the "Option Plan") and make recommendations with respect to certain other employee benefit plans, functions which previously were exercised by the full Board of Directors.

    The Compensation Committee's executive compensation philosophy is to assure competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. This philosophy is intended to apply to all Company management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry, with senior management's compensation packages being weighted more heavily toward programs contingent upon the Company's level of performance.

    The current executive compensation structure consists of base salary and annual incentive bonuses. In addition, since 1994 the Company has maintained the Option Plan, under which key employees (including executive officers) and certain other persons may be granted options to acquire stock in the Company. The Company assesses compensation levels in comparison with those of competitors in the retail fuel oil industry. Since no competitor is subject to the reporting requirements of the Securities Exchange Act of 1934 or otherwise publishes information concerning executive compensation, the Company largely derives its information from companies acquired in its acquisition program. In evaluating this information, the Committee took into account the fact that such companies are generally substantially smaller than the Company with mature businesses that evidence little or no growth. In contrast, the Company's volume, EBITDA and NIDA (defined below) have increased at compounded annual growth rates of 15.3%, 20.2% and 11.3%, respectively, from 1980 through 1995.

    With respect to the Chief Executive Officer (who also serves as Chief Financial Officer), the Compensation Committee also considers the compensation structure applicable to the investment banking industry due to Mr. Sevin's substantial expertise in and contribution to the Company in the fields of acquisitions and corporate finance. Under Mr. Sevin's leadership, the Company has successfully maintained an active acquisition program which is the primary reason its volume, EBITDA and NIDA have increased at the compounded annual growth rates stated above. To finance this expansion, Mr. Sevin, in his capacity as Chief Financial Officer, has been instrumental in the Company's successful completion of five public and three private debt offerings, one private and three public equity offerings, the completion of the initial public offering of Star Gas Partners, L.P., a limited partnership whose general partner is Star Gas Corporation, a wholly-owned subsidiary of the Company, and the financings and other transactions completed in connection therewith.

    During the year ended December 31, 1995, the Compensation Committee was responsible for establishing the base salary of the Chief Executive Officer and for reviewing the levels of compensation established by the Chief Executive Officer for the other executive officers of the Company. Consistent with its philosophy, the Compensation Committee has established the base salary of the Chief Executive Officer at $350,000, which level has been maintained for several years. The Compensation Committee is also responsible for reviewing the operation of the Senior Executive Compensation Plan, which was approved by the shareholders of the Company at the 1994 Annual Meeting, so as to form the basis for any recommendations regarding amendments to such plan. As adopted, the Plan provides that commencing with fiscal 1994, the Company's Chief Executive Officer is entitled to receive an annual cash incentive bonus equal to his bonus for fiscal 1993, subject to increase or decrease, as the case may be, in direct proportion to any increase or decrease in Adjusted NIDA per share (as defined) in the bonus year as compared to 1993. Pursuant to the Senior Executive Compensation Plan, Mr. Sevin received a $443,000 bonus for fiscal 1995. Mr. Sevin received a $952,000 bonus for fiscal 1994.

    In reviewing the operation of the Senior Executive Compensation Plan, the Committee considers the Company's financial performance on both a short-term and long-term basis, and other factors which reflect the performance of the Chief Executive Officer, including steps taken to position the Company for future growth, the accomplishment of specific tasks, and the introduction and implementation of programs and policies which are believed to promote long term stability and growth. In particular, with regard to bonus compensation awarded under the Plan for 1995, the Committee considered Mr. Sevin's contributions in 1995 in positioning the Company for future expansion and his continued importance in ensuring the continuation of the Company's historically favorable growth rates, although the Committee took into account a 47.0% decrease of NIDA in 1995 from 1994.

    In this regard, the Committee considered that the Company's growth in the past decade has been directly tied to the success of its acquisition program and its future growth will depend on its ability to identify and successfully consummate acquisitions. The Compensation Committee believes that Mr. Sevin has been the single key person in the conceptualization and implementation of this acquisition program, having successfully completed 164 acquisitions from 1979 through 1995, including 10 acquisitions in 1995. The Committee believes that Mr. Sevin will continue to play a key role in the Company's acquisition program and that it is in the Company's best interest to compensate Mr. Sevin at a level which recognizes his continued importance.

    The Committee also considered Mr. Sevin's success in converting its propane operations, primarily its Star Gas subsidiary, into a publicly-traded master limited partnership, from which the Company received $135 million in proceeds. This was very significant for the Company in that it enabled the Company to recoup virtually its entire investment in Star Gas, while retaining a 46.5% equity interest. The Compensation Committee believes that such transactions were beneficial to the Company and continue to afford the Company an opportunity to grow, through its interest in Star Gas, significantly in a related industry that is larger than the fuel oil industry. See "Certain Transactions."

    In April 1995, at the recommendation of the Compensation Committee, the Board of Directors amended the Senior Executive Compensation Plan to provide that, to the extent that Mr. Sevin is entitled to receive a bonus in excess of $800,000 ("Excess Amount") based on an increase in Adjusted NIDA per share, the Excess Amount will be currently paid to Mr. Sevin in cash only to the extent of the percentage increase, if any, in the Company's Average Stock Price (as defined) for the bonus year over the Average Stock Price for the preceding year multiplied by $800,000. Any part of the Excess Amount which Mr. Sevin is not entitled to receive in cash will be paid to him, as non-cash compensation in the form of, at his election, pension benefits, insurance premiums, stock options, restricted stock, or cash compensation deferred until the termination of his employment. The Compensation Committee, at a meeting thereof in March 1996, confirmed the operation of the Senior Executive Compensation Plan pursuant to its current terms for the Company's 1996 fiscal year.

    During the year ended December 31, 1995, the Chief Executive Officer established the compensation for the other executive officers of the Company, subject to review by the Compensation Committee. In establishing compensation for other executive officers, the Chief Executive Officer takes into account their individual importance to the Company, the relative importance to the Company of their area of responsibility (including where applicable the contribution of areas managed by them to EBITDA and NIDA), and their individual performance. In the case of Messrs. Isola and Leibowitz, the Company's Chief Operating Officer and its Senior Vice President--Finance and Corporate Development, respectively, base salary during all or part of 1995 (in addition to incentive compensation for Mr. Isola) was subject to minimum amounts specified in their respective employment contracts.

    Commencing with 1995, the Company has implemented an Executive Incentive Compensation Program ("EICP"), pursuant to which bonuses of participating officers and employees are calculated. Thomas Isola, the Company's Chief Operating Officer, in consultation with the Chief Executive Officer, administers the operation of the EICP. The object of the EICP is to determine the bonus compensation of participating officers and employees based on a combination of the Company's performance and individual performance in as objective a manner as possible pursuant to a formula stated in the EICP. The formula for determining bonus compensation is adjusted for all participants to take into account whether the Company's actual EBITDA performance is better or worse than budgeted, and takes into account up to 15 individually-weighted targets set for each participant at the beginning of each plan year.

    During the year ended December 31, 1995, no options to acquire stock in the Company were granted to the Chief Executive Officer or to any other executive officer.

    The Omnibus Budget Reconciliation Act of 1993 (the "Act") generally imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated officers of the Company, but contains an exception for performance-based compensation that satisfies certain conditions. While the Committee cannot predict with certainty how the Company's compensation might be affected, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation philosophy as described in this report. For example, in order to meet the requirements of deductibility, the Company, at its 1994 annual meeting of stockholders, submitted for approval the Senior Executive Compensation Plan, which may be amended by the Board of Directors, except as to terms required by the Act to be approved by the stockholders. In making compensation decisions the Committee will consider the net cost of compensation to the Company and whether it is practicable and consistent with other compensation objectives to qualify the Company's compensation under the applicable exemption of the Act.

    For purposes of the foregoing discussion, "NIDA" is defined as consolidated net income (loss) before extraordinary items, plus depreciation and amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with key employees' deferred compensation plans, and other non-cash charges of a similar nature, if any, less accrued preferred stock dividends, excluding net income (loss) derived from investments accounted for by the equity method, except to the extent of any cash dividends received by the Company.

                                          Wolfgang Traber
                                          Richard O'Connell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wolfgang Traber and Richard O'Connell, both of whom are directors of the Company, served as the members of the Compensation Committee during 1995.

    In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber and Audrey L. Sevin. In August 1995, the Company purchased these vehicles for an aggregate of $325,250 based on an independent appraisal.

    Messrs. Traber and O'Connell have participated in certain real estate transactions with the Company and other related parties. See "Certain Transactions."

    Mr. Traber was one of the two directors of Holdings from December 1993 through February 10, 1995 and is the Chairman of the Board of Hanseatic Corporation, which owned all of the outstanding common stock of Holdings. In connection with the Star Gas Investment, the Company purchased Holdings' outstanding securities. Mr. Traber is also a director of Star Gas Corporation, a wholly-owned subsidiary of the Company that is the general partner of Star Gas Partners, L.P., a publicly-traded limited partnership. See "Certain Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

  Agreement with Thomas Isola

    In July 1994, the Company entered into an employment agreement with Mr. Isola which provides for Mr. Isola to serve as the Company's Chief Operating Officer. The agreement continues for an indefinite period of time, but is terminable by either Mr. Isola or the Company. The agreement provides for a base salary of $285,000 during Mr. Isola's first 12 calendar months of employment, participation in the Company's incentive plan for the first year at the rate of 75% of base salary subject to discretionary increase, and a total guaranteed compensation for the first year of $450,000. Mr. Isola participates in all medical, dental, disability and life insurance programs afforded to all of the

Company's senior executives and in the Company's pension and investment plans. The Company paid Mr. Isola's relocation expenses, including a one-time payment of $15,000 to cover incidental expenses. Upon commencement of his employment in August 1994, Mr. Isola was granted options to purchase 50,000 shares of Class A Common Stock at market value. If Mr. Isola's employment is terminated for any reason other than cause within the first three years of employment, he will receive a severance payment of $285,000.

  Agreement with George Leibowitz

    In November 1992, the Company entered into an employment agreement with Mr. Leibowitz. The agreement, as amended, continues for an indefinite period of time, but is terminable by either Mr. Leibowitz or the Company upon 30 days' written notice. The agreement provided for a signing bonus of $170,000, which is subject to partial repayment if Mr. Leibowitz voluntarily terminates his employment with the Company without the written consent of the Company or if his employment is terminated by the Company with cause. During the term of his employment, Mr. Leibowitz will receive a base salary of $200,000, subject to such increases and bonuses as may be determined by the Board of Directors. If Irik Sevin and Audrey Sevin no longer own directly or indirectly, or have sole voting power over, at least 51% of the shares of the Class C Common Stock of the Company (a "Change in Control") and his employment is terminated voluntarily within six months after a Change in Control, then Mr. Leibowitz will continue to receive his then current salary for 36 months after termination. If Mr. Leibowitz's employment is terminated by the Company, other than for cause, Mr. Leibowitz will receive $18,750 per month for 36 months after termination and will continue in part time employment for an additional period of one year at an annual salary of $112,750.

    Simultaneously with the execution of such employment agreement, the Company issued to Mr. Leibowitz an option to purchase 25,000 shares of the Company's Class A Common Stock at $11 per share. On June 30, 1993, the Company issued Mr. Leibowitz an identical option to purchase 25,000 shares of Class A Common Stock at $11 per share. 20% percent of the options become exercisable on each of the first five anniversary dates of the date of each grant.

  Agreement with Justin McCarthy

    In July 1995, the Company entered into an agreement with Justin McCarthy which provides that if his employment is terminated before August 1, 1996 for any reason he will receive a severance payment of $350,000. If he is employed by the Company on August 1, 1996: (i) the Company will make 36 monthly payments aggregating $350,000 in addition to salary and bonus otherwise payable, and during such period, he will continue to receive certain benefits (or their cash equivalent) regardless whether he is employed by the Company, and (ii) commencing on such date (or such later date as his employment is terminated), he will receive monthly payments of $25,000 until such payments equal the balance in his Supplemental Retirement Account (the "Account"), which shall equal $175,000, $410,000, $645,000 and $1,000,000 if he is employed on August 1, 1996,
1997, 1998 and 1999, respectively; provided, that if he is employed until August 1, 1999 and his aggregate salary and bonuses for the prior three years exceed $1 million, the Account will be increased by the amount of such excess. Such payments shall continue for so long as he is recovering payments from the Account. Beginning August 1, 1996, for so long as he is employed, the Account will accrue 5% per annum simple interest. If a change in control (as defined) occurs after such monthly payments have commenced, the remaining balance of the Account will become payable promptly. If his employment is terminated prior to August 1, 1999 for any of the following reasons, he will receive a single payment of $1 million in addition to the payments described in clause (i) but in lieu of payments described in clause (ii) above: death, permanent disability, termination of employment for any reason within six months after a change in control or termination by the Company without cause (as defined). In consideration of the foregoing, he will not compete against the Company for the longer of two years after termination or the number of months he receives supplemental retirement payments.

                            STOCK PERFORMANCE GRAPH
                              CLASS A COMMON STOCK

    The graph below sets forth the cumulative total shareholder return (assuming a $100 investment and reinvestment of dividends) to the Company's Class A common shareholders (22,813,716 shares outstanding at December 31, 1995) from July 29, 1992 (the date Class A Common Stock became a public security) to December 31, 1995 as well as an overall stock market return (S&P 500 Index) and the Company's peer group return (S&P Utilities Index). The $100 investment in the Class A Common Stock has been assumed on July 29, 1992. The Class A stock price performance shown on the graph below is not necessarily indicative of future price performance.


          Comparison of four year cumulative total shareholder return among Petrolum Heat and Power Co., Inc., S&P 500 Index, and S&P Utilities Index




                                        [GRAPH]




                             7/29/92       1992     1993     1994     1995
                             ---------------------------------------------
Petroleum Heat and
   Power Co., Inc.            $100         $ 98     $ 86     $ 97     $ 91

S&P 500 Index                 $100         $104     $115     $116     $160

S&P Utilities Index           $100         $102     $117     $108     $153

                      APPOINTMENT OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the auditors for the Company for the year ended December 31, 1995. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to Shareholder approval, the Board of Directors has appointed KPMG Peat Marwick LLP as the Company's Independent Auditors for the year 1996.

    Representatives of KPMG Peat Marwick LLP are expected to attend the 1996 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Shareholder questions.

    The following proposal will be presented to the meeting:

    "Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, Stamford Square, 3001 Summer Street, Stamford, CT 06905, as Independent Auditors for the year 1996 is hereby approved."

    The Board of Directors recommends a vote FOR this proposal.

                                 OTHER MATTERS

VOTE REQUIRED FOR APPROVAL

    Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to vote "for," "against" or "abstain" with respect to the proposal for the ratification of the selection of KPMG Peat Marwick LLP as the Company's Independent Auditors or to vote in favor of or withhold authority to vote for one or more of the Company's nominees for director. Minnesota law and the Company's by-laws require the presence of a quorum for the annual meeting, defined as the presence of shareholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at the meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker non-votes are not counted for quorum purposes. A broker non-vote is the failure of a broker to vote shares which are held of record by the broker on behalf of a client on a particular matter for lack of instructions from the client when such instructions are required by applicable rules and regulations.

    Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. The selection of the Company's Independent Auditors must be approved by a majority of the votes cast on this matter. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the selection of independent public accountants. Director nominees must receive a plurality of the votes cast at the meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the meeting.

    ALL SHARES REPRESENTED BY DULY EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS UNLESS AUTHORITY TO VOTE FOR THE PROPOSED SLATE OF DIRECTORS OR ANY INDIVIDUAL DIRECTOR HAS BEEN WITHHELD. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors.

    WITH RESPECT TO THE PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS, ALL SUCH SHARES WILL BE VOTED FOR OR AGAINST, OR NOT VOTED, AS SPECIFIED ON EACH PROXY. IF NO CHOICE IS INDICATED, A PROXY WILL BE VOTED FOR SUCH PROPOSAL.

VOTING SECURITIES

    Shareholders of record at the close of business on April 26, 1996 (the "Record Date"), will be eligible to vote at the meeting. The voting securities of the Company consist of its Class A Common Stock, $.10 par value, and Class C Common Stock, $.10 par value, of which 22,932,763 and 2,597,519 shares were outstanding on the Record Date, respectively. Each share of Class A Common Stock outstanding on the Record Date will be entitled to one vote and each share of Class C Common Stock outstanding on the record date will be entitled to 10 votes.

    Individual votes of Shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual Shareholder voting records is limited to the Independent Inspectors of Election and certain employees of the Company who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    From time to time the Shareholders of the Company may wish to submit proposals which they believe should be voted upon by the Shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 27, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

    The Board is not aware of any matters to come before the meeting other than the election of directors and the proposal to approve the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for 1996. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          Audrey L. Sevin
                                          Secretary

Stamford, CT
April 29, 1996

    THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 WHICH INCLUDES FINANCIAL STATEMENTS HAS BEEN MAILED TO SHAREHOLDERS. THE ANNUAL REPORT DOES NOT FORM PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                      PROXY

                       PETROLEUM HEAT AND POWER CO., INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints Irik P. Sevin and Audrey L. Sevin, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Class A Common Stock and Class C Common Stock of Petroleum Heat and Power Co., Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on May 29, 1996 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.


NOMINEES: Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Richard
          O'Connell, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber.



      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

- -------------------------------------------------------------------------------
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



                                                                                                                     Please mark
                                                                                                                   your votes as
                                                                                                                    indicated in  X
                                                                                                                    this example


                                                                                                            FOR   AGAINST   ABSTAIN

1. Election of           For all nominees        WITHHOLD AUTHORITY         2. Approval of appointment
   Directors              (see other side)          to vote for all            of KPMG Peat Marwick
   (see reverse side)    (except as marked to         nominees                 LLP as the Independent
                         the contrary below)      (see other side)             Auditors of the Corporation.


                                                                             3. In their discretion, the
                                                                                Proxies are authorized to
                                                                                vote upon such other business
                                                                                as may properly come before
                                                                                the meeting.


INSTRUCTIONS: To withhold authority to vote for any individual nominees,    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
write that nominee's name in the space provided below:                      MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
                                                                            IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                            PROPOSALS 1 AND 2.


                                                                            (PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                                            USING THE ENCLOSED ENVELOPE)











Signature                                     Signature                              Date
         ------------------------------------         ------------------------------     --------------------
Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

- --------------------------------------------------------------------------------------------------------------

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